                                                                EXHIBIT 4(g)(i)








               SERIES __ PREFERRED SECURITIES GUARANTEE AGREEMENT

                        General Motors Capital Trust __

                   Dated as of                        , 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----


ARTICLE 1     DEFINITIONS AND INTERPRETATION ..............................  2
        SECTION 1.1   Definitions and Interpretation ......................  2

ARTICLE 2     TRUST INDENTURE ACT .........................................  4
        SECTION 2.1   Trust Indenture Act; Application ....................  4
        SECTION 2.2   Lists of Preferred Holders of Securities ............  4
        SECTION 2.3   Reports by the Series __ Preferred Guarantee
                       Trustee.............................................  4
        SECTION 2.4   Periodic Reports to Series __ Preferred Guarantee
                       Trustee ............................................  4
        SECTION 2.5   Evidence of Compliance with Conditions Precedent.....  5
        SECTION 2.6   Events of Default; Waiver ...........................  5
        SECTION 2.7   Event of Default; Notice ............................  5
        SECTION 2.8   Conflicting Interests ...............................  5

ARTICLE 3    POWERS, DUTIES AND RIGHTS OF SERIES __ PREFERRED .............  5
        SECTION 3.1   Powers and Duties of the Series __ Preferred
                       Guarantee Trustee ..................................  5
        SECTION 3.2   Certain Rights of Series __ Preferred Guarantee
                       Trustee ............................................  7
        SECTION 3.3   Not Responsible for Recitals or Issuance
                       of Series __ Preferred Securities Guarantee ........  8


ARTICLE 4    SERIES __ PREFERRED GUARANTEE TRUSTEE ........................  8
        SECTION 4.1   Series __ Preferred Guarantee Trustee; Eligibility...  8
        SECTION 4.2   Appointment, Removal and Resignation of
                       Series __ Preferred Guarantee Trustee ..............  8


ARTICLE 5    GUARANTEE ....................................................  9
        SECTION 5.1  Guarantee ............................................  9
        SECTION 5.2  Waiver of Notice and Demand ..........................  9
        SECTION 5.3  Obligations Not Affected .............................  9
        SECTION 5.4  Enforcement of Guarantee; Rights of
                      Preferred Holders.................................... 10
        SECTION 5.5  Guarantee of Payment ................................. 10
        SECTION 5.6  Subrogation .......................................... 10
        SECTION 5.7  Independent Obligations .............................. 11

ARTICLE 6    LIMITATION OF TRANSACTIONS; RANKING .......................... 11
        SECTION 6.1  Limitation of Transactions ........................... 11
        SECTION 6.2  Ranking .............................................. 11

ARTICLE 7    TERMINATION .................................................. 11
        SECTION 7.1  Termination .......................................... 11

ARTICLE 8    INDEMNIFICATION .............................................. 12
        SECTION 8.1  Exculpation .......................................... 12
        SECTION 8.2  Fees; Indemnification ................................ 12

ARTICLE 9    MISCELLANEOUS ................................................ 12
        SECTION 9.1  Successors and Assigns ............................... 12
        SECTION 9.2  Amendments ........................................... 12
        SECTION 9.3  Notices .............................................. 13
        SECTION 9.4  Benefit .............................................. 13
        SECTION 9.5  Governing Law ........................................ 13
        SECTION 9.6  Genders .............................................. 13
        SECTION 9.7  Counterparts ......................................... 13

                             CROSS REFERENCE TABLE

     of the provisions of the Trust Indenture Act with Series __, Preferred Securities Guarantee Agreement dated as of ____________, 1997 between General Motors Corporation and Wilmington Trust Company


                                                        PREFERRED SECURITIES
ACT SECTION                                             GUARANTEE SECTION
-----------                                             --------------------

310(a)(1) ...........................................  4.1(a)(ii)
310(a)(2) ...........................................  4.1(a)(ii)
310(a)(3) ...........................................  N/A
310(a)(4) ...........................................  N/A
310(a)(5) ...........................................  4.1(a)(i)
310(b) ..............................................  2.8, 4.1(c)
310(c) ..............................................  N/A
311(a) & (b) ........................................  2.2(b)
311(c) ..............................................  N/A
312(a) ..............................................  2.2(a)
312(b) ..............................................  2.2(b)
312(c) ..............................................  Omitted
313 .................................................  2.3
314(a) ..............................................  2.4
314(b) ..............................................  N/A
314(c)(1) & (2) .....................................  2.5
314(c)(3) ...........................................  N/A
314(d) ..............................................  N/A
314(e) ..............................................  2.5
314(f) ..............................................  N/A
315(a)(1) ...........................................  3.1(e)(1)(A)
315(a)(2) ...........................................  3.1(e)(1)(B)
315(b) ..............................................  2.7
315(c) ..............................................  3.1(d)
315(d) ..............................................  3.1(e)
315(e) ..............................................  Omitted
316(a)(1) ...........................................  5.4(c)
316(a)(2) ...........................................  N/A
316(b) ..............................................  2.6(b)
316(c) ..............................................  Omitted
317(a) ..............................................  5.4(b), 3.1(b)
317(b) ..............................................  Omitted
318(a) ..............................................  2.1(b)

THIS CROSS-REFERENCE TABLE IS NOT PART OF THE SERIES __ PREFERRED SECURITIES GUARANTEE AS EXECUTED.

               SERIES __ PREFERRED SECURITIES GUARANTEE AGREEMENT

     This GUARANTEE AGREEMENT (the "Series __ Preferred Securities Guarantee"), dated as of ________________, 1997, is executed and delivered by General Motors Corporation, a Delaware corporation (the "Guarantor"), and Wilmington Trust Company, a Delaware banking corporation, as trustee (the "Series __ Preferred Guarantee Trustee"), for the benefit of the Preferred Holders (as defined herein) of General Motors Capital Trust __, a Delaware statutory business trust (the "Series __ Trust").

     WHEREAS, Guarantor and the Series __ Trust have made an offer to exchange (the "Series __ Offer") ___% Trust Originated Preferred Securities (SM) ("TOPrS"(SM)), Series __, representing preferred undivided beneficial ownership interests in the assets of the Series __ Trust (the "Series __ Preferred Securities"), for up to _____________ of the Guarantor s depositary shares (the "Series __ ___% Depositary Shares"), each representing one-fourth of a share of Series __ ___% Preference Stock, $0.10 par value per share, of the Guarantor (the "Series __ __% Preference Stock") not owned by the Guarantor; and

     WHEREAS, pursuant to an Amended and Restated Declaration of Trust (the "Series __ Declaration"), dated as of ____________________, 1997, among the trustees of the Series __ Trust, the Guarantor, as sponsor, and the holders from time to time of undivided beneficial ownership interests in the assets of the Series __ Trust, the Series __ Trust is issuing on the date hereof one Series __ Preferred Security in exchange for each Series __ ____% Depositary Share validly tendered in the Series __ Offer; and

     WHEREAS, concurrently with the issuance of the Series __ Preferred Securities in exchange for Series __ ___% Depositary Shares validly tendered in the Series __ Offer, (a) the Series __ Trust will issue and sell to the Guarantor ___% Trust Originated Common Securities, Series __ (the "Series __ Common Securities"), in an aggregate liquidation amount equal to at least 3% of the total capital of the Series __ Trust and (b) the Guarantor will deposit into the Series __ Trust as trust assets its ___% Junior Subordinated Deferrable Interest Debentures, Series ____, due 2012 (the "Series __ Debentures") having an aggregate principal amount equal to the aggregate stated liquidation amount of the Series __ Preferred Securities and the Series __ Common Securities so issued; and

     WHEREAS, as incentive for the holders of Series __ ___% Depositary Shares to exchange the Series __ ___% Depositary Shares for Series __ Preferred Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth in this Series __ Preferred Securities Guarantee, to pay to the Preferred Holders the Series __ Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.; and

     WHEREAS, the Guarantor is also executing and delivering a guarantee agreement (the "Series __ Common Securities Guarantee") in substantially identical terms to this Series __ Preferred Securities Guarantee for the benefit of the holders of the Series __ Common Securities (as defined herein), except that if an event of default under the Indenture (as defined herein) with respect to the Series __ Debentures (an "Indenture Event of Default") has occurred and is continuing, the rights of holders of the Series __ Common Securities to receive Series __ Guarantee Payments under the Series __ Common Securities Guarantee are subordinated to the rights of Preferred Holders to receive Series __ Guarantee Payments under this Series __ Preferred Securities Guarantee.

     NOW, THEREFORE, in consideration of the purchase by each Preferred Holder, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Series __ Preferred Securities Guarantee for the benefit of the Preferred Holders.


___________________
(SM) "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co.

                                   ARTICLE 1

                         DEFINITIONS AND INTERPRETATION


SECTION 1.1   Definitions and Interpretation.

     In this Series __ Preferred Securities Guarantee, unless the context otherwise requires:

     (a) capitalized terms used in this Series __ Preferred Securities Guarantee but not defined in the preamble above have the respective meanings assigned to them in this Section 1.1;

     (b) a term defined anywhere in this Series __ Preferred Securities Guarantee has the same meaning throughout;

     (c) all references to "the Series __ Preferred Securities Guarantee" or "this Series __ Preferred Securities Guarantee" are to this Series __ Preferred Securities Guarantee as modified, supplemented or amended from time to time;

     (d) all references in this Series __ Preferred Securities Guarantee to Articles and Sections are to Articles and Sections of this Series __ Preferred Securities Guarantee, unless otherwise specified;

     (e) a term defined in the Trust Indenture Act has the same meaning when used in this Series __ Preferred Securities Guarantee, unless otherwise defined in this Series __ Preferred Securities Guarantee or unless the context otherwise requires; and

     (f)      a reference to the singular includes the plural and vice versa.

     "Affiliate" has the same meaning as given to that term in Rule 405 of the Securities Act of 1933, as amended, or any successor rule thereunder.

     "Business Day" means any day other than a day on which Federal or State banking institutions in New York, New York or Wilmington, Delaware are authorized or obligated by any law, executive order or regulation to close.

     "Corporate Trust Office" means the office of the Series __ Preferred Guarantee Trustee at which the corporate trust business of the Series __ Preferred Guarantee Trustee shall, at any particular time, be principally administered, which office at the date of execution of this Agreement is located at 1100 North Market Street, Wilmington, Delaware 19890.

     "Covered Person" means any Preferred Holder or beneficial owner of Series
__ Preferred Securities.

     "Event of Default" means a default by the Guarantor on any of its payment or other obligations under this Series __ Preferred Securities Guarantee.

     "Indemnified Person" means the Series __ Preferred Guarantee Trustee, any Affiliate of the Series __ Preferred Guarantee Trustee, or any officers, directors, shareholders, members, partners, employees, representatives, nominees, custodians or agents of the Series __ Preferred Guarantee Trustee.

     "Indenture" means the Indenture dated as of the date hereof, between the Guarantor (the "Series __ Debenture Issuer") and Wilmington Trust Company, as trustee, and any indenture supplemental thereto pursuant to which certain subordinated debt securities of the Series __ Debenture Issuer are to be issued to the Institutional Trustee of the Series __ Trust, in each case as amended.

     "Majority in liquidation amount of the Series __ Preferred Securities" means, except as provided by the Trust Indenture Act, a vote by Preferred Holder(s), voting separately as a class, of more than 50% of the liquidation amount (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accrued and unpaid Distributions to the date upon which the voting percentages are determined) of all outstanding Series __ Preferred Securities.

     "Officers' Certificate" means, with respect to any Person, a certificate signed by two Authorized Officers of such Person. Any Officers' Certificate delivered with respect to compliance with a condition or covenant provided for in this Series __ Preferred Securities Guarantee shall include:

     (a) a statement that each officer signing the Officers' Certificate has read the covenant or condition and the definition relating thereto;

     (b) a brief statement of the nature and scope of the examination or investigation undertaken by each officer in rendering the Officers' Certificate;

     (c) a statement that each such officer has made such examination or investigation as, in such officer's opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

     (d) a statement as to whether, in the opinion of each such officer, such condition or covenant has been complied with.

     "Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

     "Preferred Holder" means any holder, as registered on the books and records of the Series __ Trust, of any Series __ Preferred Securities; provided, however, that, in determining whether the holders of the requisite percentage of Series __ Preferred Securities have given any request, notice, consent or waiver hereunder, "Preferred Holder" shall not include the Guarantor or any Affiliate of the Guarantor, but only to the extent that the Series __ Trust or the Series __ Preferred Guarantee Trustee has actual knowledge of such ownership.

     "Resignation Request" has the meaning set forth in Section 4.2(c).

     "Responsible Officer" means, with respect to the Series __ Preferred Guarantee Trustee, any officer within the Corporate Trust Office of the Series
__ Preferred Guarantee Trustee, including any vice president, any assistant vice president, any assistant secretary, the treasurer, any assistant treasurer or other officer of the Corporate Trust Office of the Series __ Preferred Guarantee Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer's knowledge of and familiarity with the particular subject.

     "Series __ Common Securities" means the securities representing common undivided beneficial ownership interests in the assets of the Series __ Trust.

     "Series __ Debentures" means the ___% Junior Subordinated Deferrable Interest Debentures, Series ____, due 2012, issued by the Guarantor to the Institutional Trustee of the Series __ Trust.

     "Series __ Guarantee Payments" means the following payments or distributions, without duplication, with respect to the Series __ Preferred Securities, to the extent not paid or made by the Series __ Trust: (i) any accrued and unpaid Distributions (as defined in the Series __ Declaration) that are required to be paid on such Series __ Preferred Securities to the extent the Series __ Trust shall have funds available therefor, (ii) the redemption price, including all accrued and unpaid Distributions to the date of redemption (the "Series __ Redemption Price") to the extent the Series __ Trust has funds available therefor, with respect to any Series __ Preferred Securities called for redemption by the Series __ Trust, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Series __ Trust (other than in connection with the distribution of Series __ Debentures to the Preferred Holders or the redemption of all of the Series __ Preferred Securities as provided in the Series __ Declaration), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid Distributions on the Series __ Preferred Securities to the date of payment, to the extent the Series __ Trust shall have funds available therefor, and (b) the amount of assets of the Series __ Trust remaining available for distribution to Preferred Holders in liquidation of the Series __ Trust (in either case, the "Series __ Liquidation Distribution"). If an Indenture Event of Default has occurred and is continuing, the rights of holders of the Series __ Common Securities to receive payments under the Series __ Common Securities Guarantee Agreement are subordinated to the rights of Preferred Holders to receive Series __ Guarantee Payments.

     "Series __ Preferred Guarantee Trustee" means Wilmington Trust Company, a Delaware banking corporation, until a Successor Series __ Preferred Guarantee Trustee (as defined below) has been appointed and has accepted such appointment pursuant to the terms of this Series __ Preferred Securities Guarantee and thereafter means each such Successor Series __ Preferred Guarantee Trustee.

     "Series __ Trust Securities" means the Series __ Common Securities and the Series __ Preferred Securities.

     "Successor Series __ Preferred Guarantee Trustee" means a successor Series
__ Preferred Guarantee Trustee possessing the qualifications to act as Series __ Preferred Guarantee Trustee under Section 4.1.

     "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

                                   ARTICLE 2

                              TRUST INDENTURE ACT

SECTION 2.1 Trust Indenture Act; Application.

     (a) This Series __ Preferred Securities Guarantee is subject to the provisions of the Trust Indenture Act that are required to be part of this Series __ Preferred Securities Guarantee and shall, to the extent applicable, be governed by such provisions.

     (b )   If and to the extent that any provision of this Series __ Preferred
Securities Guarantee limits, qualifies or conflicts with the duties imposed by
Section 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

     (c) The application of the Trust Indenture Act to this Series __ Preferred Securities Guarantee shall not affect the nature of the Preferred Securities as equity securities representing undivided beneficial interest in the assets of the Trust.

SECTION 2.2 Lists of Preferred Holders of Securities.

     (a) The Guarantor shall provide the Series __ Preferred Guarantee Trustee with a list, in such form as the Series __ Preferred Guarantee Trustee may reasonably require, of the names and addresses of the Preferred Holders ("List of Preferred Holders") as of such date, (i) within one Business Day after January 1 and June 30 of each year, and (ii) at any other time within 30 days of receipt by the Guarantor of a written request for a List of Preferred Holders. Such list shall be as of a date no more than 14 days before such List of Preferred Holders is given to the Series __ Preferred Guarantee Trustee. The Guarantor shall not be obligated to provide such List of Preferred Holders if at any time the List of Preferred Holders does not differ from the most recent List of Preferred Holders given to the Series __ Preferred Guarantee Trustee by the Guarantor. The Series __ Preferred Guarantee Trustee may destroy any List of Preferred Holders previously given to it on receipt of a new List of Preferred Holders.

     (b) The Series __ Preferred Guarantee Trustee shall comply with its obligations under Sections 311(a), 311(b) and Section 312(b) of the Trust Indenture Act.

SECTION 2.3 Reports by the Series __ Preferred Guarantee Trustee.

     Within 60 days after April 11 of each year, the Series __ Preferred Guarantee Trustee shall provide to the Preferred Holders such reports as are required by Section 313 of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Series __ Preferred Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.

SECTION 2.4 Periodic Reports to Series __ Preferred Guarantee Trustee.

     The Guarantor shall provide to the Series __ Preferred Guarantee Trustee such documents, reports and information as required by Section 314 (if any) and the compliance certificate required by Section 314 of the Trust Indenture Act in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act.

SECTION 2.5 Evidence of Compliance with Conditions Precedent.

     The Guarantor shall provide to the Series __ Preferred Guarantee Trustee such evidence of compliance with any conditions precedent, if any, provided for in this Series __ Preferred Securities Guarantee that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officers' Certificate.
SECTION 2.6 Events of Default; Waiver.

     (a)    The Preferred Holders of a Majority in liquidation amount of Series
__ Preferred Securities may, by vote, on behalf of all of the Preferred Holders waive any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Series
__ Preferred Securities Guarantee, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

     (b) Notwithstanding the provisions of subsection (a) of this Section 2.6, the right of any Preferred Holder of Series __ Preferred Securities to receive payment of the Series __ Guarantee Payments in accordance with this Series __ Preferred Securities Guarantee, or to institute suit for the enforcement of any such payment, shall not be impaired without the consent of each such Preferred Holder.

SECTION 2.7 Event of Default; Notice.

     (a) The Series __ Preferred Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Preferred Holders, notices of all Events of Default actually known to a Responsible Officer of the Series __ Preferred Guarantee Trustee, unless such defaults have been cured before the giving of such notice, provided, that, the Series __ Preferred Guarantee Trustee shall be protected in withholding such notice if and so long as a Responsible Officer in good faith determines that the withholding of such notice is in the interests of the Preferred Holders of the Series __ Preferred Securities.

     (b) The Series __ Preferred Guarantee Trustee shall not be deemed to have actual knowledge of any Event of Default unless the Series __ Preferred Guarantee Trustee shall have received written notice, or of which a Responsible Officer charged with the administration of this Series __ Preferred Securities Guarantee shall have obtained actual knowledge.

SECTION 2.8 Conflicting Interests.

     The Series __ Declaration shall be deemed to be specifically described in this Series __ Preferred Securities Guarantee for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.


                                   ARTICLE 3

                POWERS, DUTIES AND RIGHTS OF SERIES __ PREFERRED
                               GUARANTEE TRUSTEE

SECTION 3.1 Powers and Duties of the Series __ Preferred Guarantee Trustee.

     (a) This Series __ Preferred Securities Guarantee shall be held by the Series __ Preferred Guarantee Trustee in trust for the benefit of the Preferred Holders, and the Series __ Preferred Guarantee Trustee shall not transfer its right, title and interest in this Series __ Preferred Securities Guarantee to any Person except a Preferred Holder exercising his or her rights pursuant to
Section 5.4(d) or to a Successor Series __ Preferred Guarantee Trustee on acceptance by such Successor Series __ Preferred Guarantee Trustee of its appointment to act as Successor Series __ Preferred Guarantee Trustee. The right, title and interest of the Series __ Preferred Guarantee Trustee shall automatically vest in any Successor Series __ Preferred Guarantee Trustee, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Series __ Preferred Guarantee Trustee.

     (b) If an Event of Default actually known to a Responsible Officer has occurred and is continuing, the Series __ Preferred Guarantee Trustee shall enforce this Series __ Preferred Securities Guarantee for the benefit of the Preferred Holders.

     (c) This Series __ Preferred Securities Guarantee and all moneys received by the Series __ Preferred Guarantee Trustee hereunder in respect of the Series __ Guarantee Payments will not be subject to any right, charge, security interest, lien or claim of any kind in favor of, or for the benefit of, the Series __ Preferred Guarantee Trustee or its agents or their creditors.

     (d) The Series __ Preferred Guarantee Trustee, before the occurrence of any Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Series __ Preferred Securities Guarantee, and no implied covenants shall be read into this Series __ Preferred Securities Guarantee against the Series __ Preferred Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.6) and is actually known to a Responsible Officer, the Series __ Preferred Guarantee Trustee shall exercise such of the rights and powers vested in it by this Series __ Preferred Securities Guarantee, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

     (e) No provision of this Series __ Preferred Securities Guarantee shall be construed to relieve the Series __ Preferred Guarantee Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

            (i) prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

            (A) the duties and obligations of the Series __ Preferred Guarantee Trustee shall be determined solely by the express provisions of this Series __ Preferred Securities Guarantee, and the Series __ Preferred Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Series __ Preferred Securities Guarantee, and no implied covenants or obligations shall be read into this Series __ Preferred Securities Guarantee against the Series __ Preferred Guarantee Trustee; and

            (B) in the absence of bad faith on the part of the Series __ Preferred Guarantee Trustee, the Series __ Preferred Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Series __ Preferred Guarantee Trustee and conforming to the requirements of this Series __ Preferred Securities Guarantee; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Series __ Preferred Guarantee Trustee, the Series __ Preferred Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Series __ Preferred Securities Guarantee;

            (ii) the Series __ Preferred Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Series __ Preferred Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

            (iii) the Series __ Preferred Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Preferred Holders of not less than a Majority in liquidation amount of the Series __ Preferred Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Series __ Preferred Guarantee Trustee, or exercising any trust or power conferred upon the Series __ Preferred Guarantee Trustee under this Series __ Preferred Securities Guarantee; and

            (iv) no provision of this Series __ Preferred Securities Guarantee shall require the Series __ Preferred Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Series __ Preferred Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Series __ Preferred Securities Guarantee or indemnity, reasonably satisfactory to the Series __ Preferred Guarantee Trustee, against such risk or liability is not reasonably assured to it.

SECTION 3.2 Certain Rights of Series __ Preferred Guarantee Trustee.

      (a)   Subject to the provisions of Section 3.1:

               (i) The Series __ Preferred Guarantee Trustee may conclusively rely, and shall be fully protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it in good faith to be genuine and to have been signed, sent or presented by the proper party or parties.

              (ii) Any direction or act of the Guarantor contemplated by this Series __ Preferred Securities Guarantee shall be sufficiently evidenced by an Officers' Certificate.

             (iii) Whenever, in the administration of this Series __ Preferred Securities Guarantee, the Series __ Preferred Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Series __ Preferred Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officers' Certificate which, upon receipt of such request, shall be promptly delivered by the Guarantor.

             (iv) The Series __ Preferred Guarantee Trustee shall have no duty to see to any recording, filing or registration of any instrument (or any rerecording, refiling or registration thereof).

               (v) The Series __ Preferred Guarantee Trustee may consult with counsel, and the written advice or opinion of such counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion. Such counsel may be counsel to the Guarantor or any of its Affiliates and may include any of its employees. The Series __ Preferred Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Series __ Preferred Securities Guarantee from any court of competent jurisdiction.

              (vi) The Series __ Preferred Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Series __ Preferred Securities Guarantee at the request or direction of any Preferred Holder, unless such Preferred Holder shall have provided to the Series __ Preferred Guarantee Trustee such security and indemnity, reasonably satisfactory to the Series __ Preferred Guarantee Trustee, against the costs, expenses (including attorneys' fees and expenses and the expenses of the Series __ Preferred Guarantee Trustee's agents, nominees or custodians) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Series __ Preferred Guarantee Trustee; provided that, nothing contained in this Section 3.2(a)(vi) shall relieve the Series __ Preferred Guarantee Trustee, upon the occurrence of an Event of Default which has not been cured or waived, of its obligation to exercise the rights and powers vested in it by this Series __ Preferred Securities Guarantee and to use the same degree of care and skill in this exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

             (vii) The Series __ Preferred Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Series __ Preferred Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

            (viii) The Series __ Preferred Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, nominees, custodians or attorneys, and the Series __ Preferred Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.

             (ix) Any action taken by the Series __ Preferred Guarantee Trustee or its agents hereunder shall bind the Preferred Holders, and the signature of the Series __ Preferred Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action. No third party shall be required to inquire as to the authority of the Series __ Preferred Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Series __ Preferred Securities Guarantee, both of which shall be conclusively evidenced by the Series __ Preferred Guarantee Trustee's or its agent's taking such action.

               (x) Whenever in the administration of this Series __ Preferred Securities Guarantee the Series __ Preferred Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Series __ Preferred Guarantee Trustee (i) may request instructions from the Preferred Holders of a Majority in liquidation amount of the Series __ Preferred Securities,
      (ii) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (iii) shall be protected in conclusively relying on or acting in accordance with such instructions.

      (b) No provision of this Series __ Preferred Securities Guarantee shall be deemed to impose any duty or obligation on the Series __ Preferred Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Series __ Preferred Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Series __ Preferred Guarantee Trustee shall be construed to be a duty.

SECTION 3.3 Not Responsible for Recitals or Issuance of Series __ Preferred Securities Guarantee.

      The recitals contained in this Series __ Preferred Securities Guarantee shall be taken as the statements of the Guarantor, and the Series __ Preferred Guarantee Trustee does not assume any responsibility for their correctness. The Series __ Preferred Guarantee Trustee makes no representation as to the validity or sufficiency of this Series __ Preferred Securities Guarantee.

                                   ARTICLE 4

                     SERIES __ PREFERRED GUARANTEE TRUSTEE

SECTION 4.1 Series __ Preferred Guarantee Trustee; Eligibility.

      (a) There shall at all times be a Series __ Preferred Guarantee Trustee which shall:

            (i)  not be an Affiliate of the Guarantor; and

            (ii) be a corporation organized and doing business under the laws of the United States of America or any State or Territory thereof or of the District of Columbia, or a corporation or Person permitted by the Securities and Exchange Commission to act as an institutional trustee under the Trust Indenture Act, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least 50 million U.S. dollars ($50,000,000), and subject to supervision or examination by Federal, State, Territorial or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then, for the purposes of this Section 4.1(a)(ii), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

     (b) If at any time the Series __ Preferred Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Series __ Preferred Guarantee Trustee shall immediately resign in the manner and with the effect set out in
Section 4.2(c).

     (c) If the Series __ Preferred Guarantee Trustee has or shall acquire any "conflicting interest" within the meaning of Section 310(b) of the Trust Indenture Act, the Series __ Preferred Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

SECTION 4.2 Appointment, Removal and Resignation of Series __ Preferred Guarantee Trustee.

     (a) Subject to Section 4.2(b), the Series __ Preferred Guarantee Trustee may be appointed or removed without cause at any time by the Guarantor.

     (b) The Series __ Preferred Guarantee Trustee shall not be removed in accordance with Section 4.2(a) until a Successor Series __ Preferred Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Series __ Preferred Guarantee Trustee and delivered to the Guarantor and to the Series __ Preferred Guarantee Trustee being removed.

     (c) The Series __ Preferred Guarantee Trustee appointed to office shall hold office until a Successor Series __ Preferred Guarantee Trustee shall have been appointed or until its removal or resignation as set forth herein. The Series __ Preferred Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument (a "Resignation Request") in writing executed by the Series __ Preferred Guarantee Trustee and delivered to the Guarantor which resignation shall take effect upon such delivery or upon such later date as is specified therein; provided, however, that no such resignation of the Series __ Preferred Guarantee Trustee shall be effective until a Successor Series __ Preferred Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Series __ Preferred Guarantee Trustee and delivered to the Guarantor and the resigning Series __ Preferred Guarantee Trustee.

     (d) If no Successor Series __ Preferred Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery to the Guarantor of a Resignation Request, the resigning Series __ Preferred Guarantee Trustee may petition any court of competent jurisdiction for appointment of a Successor Series __ Preferred Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Series __ Preferred Guarantee Trustee.

     (e) No Series __ Preferred Guarantee Trustee shall be liable for the acts or omissions to act of any Successor Series __ Preferred Guarantee Trustee.

     (f) Upon termination of this Series __ Preferred Securities Guarantee or removal or resignation of the Series __ Preferred Guarantee Trustee pursuant to this Section 4.2, the Guarantor shall pay to the Series __ Preferred Guarantee Trustee all amounts payable to such Series __ Preferred Guarantee Trustee accrued to the date of such termination, removal or resignation.

                                   ARTICLE 5

                                   GUARANTEE

SECTION 5.1 Guarantee.

     The Guarantor irrevocably and unconditionally agrees to pay in full to the Preferred Holders the Series __ Guarantee Payments (without duplication of amounts theretofore paid by the Series __ Trust), as and when due, regardless of any defense, right of set-off or counterclaim that the Series __ Trust may have or assert. The Guarantor's obligation to make a Series __ Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Preferred Holders or by causing the Series __ Trust to pay such amounts to the Preferred Holders.

SECTION 5.2 Waiver of Notice and Demand.

     The Guarantor hereby waives notice of acceptance of this Series __ Preferred Securities Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Series __ Trust or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

SECTION 5.3 Obligations Not Affected.

     The obligations, covenants, agreements and duties of the Guarantor under this Series __ Preferred Securities Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

     (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Series __ Trust of any express or implied agreement, covenant, term or condition relating to the Series __ Preferred Securities to be performed or observed by the Series __ Trust;

     (b) the extension of time for the payment by the Series __ Trust of all or any portion of the Distributions, Series __ Redemption Price, Series __ Liquidation Distribution or any other sums payable under the terms of the Series

__ Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Series __ Preferred Securities (other than an extension of time for payment of Distributions, Series __ Redemption Price, Series __ Liquidation Distribution or other sum payable that results from the extension of any interest payment period on the Series __ Debentures);

     (c) any failure, omission, delay or lack of diligence on the part of the Preferred Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Preferred Holders pursuant to the terms of the Series __ Preferred Securities, or any action on the part of the Series __ Trust granting indulgence or extension of any kind;

     (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Series __ Trust or any of the assets of the Series __ Trust;

     (e) any invalidity of, or defect or deficiency in, the Series __ Preferred Securities;

     (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

     (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

     There shall be no obligation of the Preferred Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

SECTION 5.4 Enforcement of Guarantee; Rights of Preferred Holders.

        The Guarantor and the Series __ Preferred Guarantee Trustee expressly acknowledge that:

     (a) this Series __ Preferred Securities Guarantee will be deposited with the Series __ Preferred Guarantee Trustee to be held for the benefit of the Preferred Holders;

     (b) the Series __ Preferred Guarantee Trustee has the right to enforce this Series __ Preferred Securities Guarantee on behalf of the Preferred Holders;

     (c) the Preferred Holders of a Majority in liquidation amount of the Series __ Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Series __ Preferred Guarantee Trustee in respect of this Series __ Preferred Securities Guarantee or exercising any trust or power conferred upon the Series __ Preferred Guarantee Trustee under this Series __ Preferred Securities Guarantee; and

     (d) any Preferred Holder may institute a legal proceeding directly against the Guarantor to enforce the Series __ Preferred Guarantee Trustee's rights and the obligations of the Guarantor under this Series __ Preferred Securities Guarantee, without first instituting a legal proceeding against the Series __ Trust, the Series __ Preferred Guarantee Trustee or any other person or entity, and the Guarantor waives any right or remedy to require that any action be brought first against the Series __ Trust or any other person or entity before proceeding directly against the Guarantor.

SECTION 5.5 Guarantee of Payment.

     This Series __ Preferred Securities Guarantee creates a guarantee of payment and not of collection. This Series __ Preferred Securities Guarantee will not be discharged except by payment of the Series __ Guarantee Payments in full (without duplication of amounts therefor paid by the Series __ Trust).

SECTION 5.6 Subrogation.

     The Guarantor shall be subrogated to all (if any) rights of the Preferred Holders against the Series __ Trust in respect of any amounts paid to such Preferred Holders by the Guarantor under this Series __ Preferred Securities Guarantee; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Series __ Preferred Securities Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Series __ Preferred Securities Guarantee.

If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Preferred Holders and to pay over such amount to the Preferred Holders.

SECTION 5.7 Independent Obligations.

     The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Series __ Trust with respect to the Series __ Preferred Securities, and that the Guarantor shall be liable as principal and as debtor hereunder to make Series __ Guarantee Payments pursuant to the terms of this Series __ Preferred Securities Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3 hereof.

                                   ARTICLE 6

                      LIMITATION OF TRANSACTIONS; RANKING

SECTION 6.1 Limitation of Transactions.

     So long as any Series __ Preferred Securities remain outstanding, if (a) there shall have occurred an Event of Default, (b) there shall have occurred an Indenture Event of Default or (c) the Guarantor has exercised its option to defer interest payments on the Series __ Debentures by extending the interest payment period and such period or extension thereof shall be continuing, then the Guarantor shall not (i) declare or pay any dividend on, make any distribution with respect to, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock (other than (A) purchases or acquisitions of shares of Guarantor's common stock (including, without limitation, all classes of common stock now or hereafter issued) in connection with the satisfaction by the Guarantor of its obligations under any employee benefit plans or any other contractual obligation of the Guarantor (other than a contractual obligation ranking pari passu with or junior to the Series __ Debentures), (B) the issuance of capital stock in connection with a recapitalization or a reclassification of the Guarantor's capital stock or the exchange or conversion of one class or series of the Guarantor's capital stock for another class or series of the Guarantor's capital stock, in each case by merger or otherwise, or (C) the purchase of fractional interests in shares of the Guarantor's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), (ii) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Guarantor that rank pari passu with or junior to the Series __ Debentures or (iii) make any guarantee payments with respect to the foregoing (other than pursuant to this Series __ Preferred Securities Guarantee).

     In addition, so long as any Series __ Preferred Securities remain outstanding, the Guarantor (i) will remain the sole direct or indirect owner of all of the outstanding Series __ Common Securities to be transferred; provided that any permitted successor of the Guarantor under the Indenture may succeed to the Guarantor's ownership of the Series __ Common Securities and (ii) will not take any action which would cause the Series __ Trust to cease to be treated as a grantor trust for United States federal income tax purposes except in connection with a distribution of Series __ Debentures as provided in the Series
__ Declaration.

SECTION 6.2 Ranking.

     This Series __ Preferred Securities Guarantee will constitute an unsecured obligation of the Guarantor and will rank (i) subordinate and junior in right of payment to all other liabilities of the Guarantor, except those made pari passu or subordinate by their terms (including, without limitation, the Series
__ Preferred Securities Guarantee Agreement, dated as of the date hereof, by and between General Motors Corporation and Wilmington Trust Company), (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Guarantor and with any guarantee now or hereafter entered into by the Guarantor in respect of any preferred or preference stock of any Affiliate of the Guarantor, and (iii) senior to the Guarantor's common stock (including, without limitation, all classes of common stock now or hereafter issued).

                                   ARTICLE 7

                                  TERMINATION

SECTION 7.1 Termination.

     This Series __ Preferred Securities Guarantee shall terminate and be of no further force and effect upon (i) full payment of the Series __ Redemption Price of all Series __ Preferred Securities, (ii) upon the distribution of the Series

__ Debentures to all of the Preferred Holders or (iii) upon full payment of the amounts payable in accordance with the Series __ Declaration upon liquidation of the Series __ Trust. Notwithstanding the foregoing, this Series __ Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Preferred Holder must restore payment of any sums paid under the Series __ Preferred Securities or under this Series __ Preferred Securities Guarantee.

                                   ARTICLE 8

                                INDEMNIFICATION

SECTION 8.1 Exculpation.

     (a) No Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Guarantor or any Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith in accordance with this Series __ Preferred Securities Guarantee and in a manner that such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Series __ Preferred Securities Guarantee or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's negligence or willful misconduct with respect to such acts or omissions.

     (b) An Indemnified Person shall be fully protected in relying in good faith upon the records of the Guarantor and upon such information, opinions, reports or statements presented to the Guarantor by any Person as to matters the Indemnified Person reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Guarantor, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which Distributions to Preferred Holders might properly be paid.

SECTION 8.2 Fees; Indemnification.

     The Guarantor shall pay the Series __ Preferred Guarantee Trustee compensation as agreed between the Guarantor and the Series __ Preferred Guarantee Trustee, and shall reimburse the Series __ Preferred Guarantee Trustee for all reasonable expenses (including, without limitation, fees and expenses of counsel) incurred in connection with the performance or enforcement of this Series __ Preferred Guarantee Agreement. To the fullest extent permitted by applicable law, the Guarantor agrees to indemnify each Indemnified Person for, and to hold each Indemnified Person harmless against, any loss, liability or expense incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against, or investigating, any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The obligation to indemnify as set forth in this Section 8.2 shall survive the termination of this Series __ Preferred Securities Guarantee.

                                   ARTICLE 9

                                 MISCELLANEOUS

SECTION 9.1 Successors and Assigns.

     All guarantees and agreements contained in this Series __ Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Preferred Holders of the Series __ Preferred Securities then outstanding. Except in connection with any merger or consolidation of the Guarantor with or into another entity or any sale, transfer or lease of the Guarantor's assets to another entity, each as permitted by the Indenture, the Guarantor may not assign its rights or delegate its obligations under this Series __ Preferred Securities Guarantee without the prior approval of the Preferred Holders of at least a Majority in liquidation amount of the Series __ Preferred Securities then outstanding.

SECTION 9.2 Amendments.

     Except with respect to any changes that do not adversely affect the rights of Preferred Holders (in which case no consent of Preferred Holders will be required), this Series __ Preferred Securities Guarantee may only be amended with the prior approval of the Preferred Holders of at least a Majority in liquidation amount of all the outstanding Series __ Preferred Securities. The provisions of Section 12.2 of the Series __ Declaration with respect to meetings of Preferred Holders apply to the giving of such approval.


SECTION 9.3 Notices.

     All notices provided for in this Series __ Preferred Securities Guarantee shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail, as follows:

     (a)    If given to the Series __ Preferred Guarantee Trustee, at the Series
__ Preferred Guarantee Trustee's mailing address set forth below (or such other address as the Series __ Preferred Guarantee Trustee may give notice of to the Preferred Holders):

                             Wilmington Trust Company
                             1100 North Market
                             Wilmington, Delaware  19890-0001
                             Attention:  Corporate Trust Administration

     (b) If given to the Guarantor, at the Guarantor's mailing address set forth below (or such other address as the Guarantor may give notice of to the Preferred Holders):

                             General Motors Corporation
                             100 Renaissance Corporation
                             Detroit, Michigan 48243-7301
                             Attention:  General Counsel

     (c) If given to any Preferred Holder, at the address set forth on the books and records of the Series __ Trust.

     All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

SECTION 9.4 Benefit.

     This Series __ Preferred Securities Guarantee is solely for the benefit of the Preferred Holders and, subject to Section 3.1(a), is not separately transferable from the Series __ Preferred Securities.

SECTION 9.5 Governing Law.

THIS SERIES __ PREFERRED SECURITIES GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

SECTION 9.6 Genders.

     The masculine, feminine and neuter genders used herein shall include the masculine, feminine and neuter genders.

SECTION 9.7 Counterparts.

     This Series __ Preferred Securities Guarantee may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

                                  * * * * * *

     THIS SERIES __ PREFERRED SECURITIES GUARANTEE is executed as of the day and year first above written.

                                    GENERAL MOTORS CORPORATION,
                                    as Guarantor


                                    By: __________________________
                                    Name:
                                    Title:

                                    WILMINGTON TRUST COMPANY,
                                     not in its individual capacity but
                                     solely as Series __ Preferred   Guarantee
                                     Trustee


                                    By: __________________________
                                    Name:
                                    Title: